SENIOR EXECUTIVE SEVERANCE PAY PLAN
                       OF NORTH AMERICAN MORTGAGE COMPANY


                                  Introduction

     North American Mortgage Company, a Delaware corporation (the "Company"), has had in effect a practice of paying severance pay to senior executives in the event of specific types of Terminations (as hereinafter defined) on a case-by-case basis. This practice has not heretofore been set forth in any written document. For the benefit of Named Executives, in order to establish the prospective terms of the Company's severance Policy with respect to such executives, the Company hereby adopts, effective as of October 13, 1994, the Senior Executive Severance Pay Plan of North American Mortgage Company (the "Plan").


                             Section 1. Definitions

     1.1. "Average Bonus" means the average of the sum of the last three annual bonuses earned by a Named Executive (regardless of whether payment is deferred by the Named Executive or paid by the Employer in a subsequent year), or, if the Named Executive has been employed by the Employer for less than three annual bonus periods, the average of the sum of all annual bonuses paid to the Named Executive by the Employer; provided, however, that for any partial year of employment a bonus earned by an Executive for such partial year will be annualized for purposes of the Plan (unless such bonus represents a payment that will not be made more often than once per year).

     1.2. "Board" means the Board of Directors of the Company.

     1.3. "Cause" means (a) refusal to perform or gross neglect by the Named Executive of responsibilities of the employment position; (b) misconduct on the part of the Named Executive that is materially detrimental to or has a material adverse effect on the Company; (c) Named Executive's conviction or plea of nolo contendere to a misdemeanor involving embezzlement or fraud or other offense involving the money or property of the Company; (d) the commission by the Named Executive of one or more acts which constitute an indictable crime under United States federal, state, or local law.

     1.4 "Change of Control" means (i) the sale of all the outstanding common stock of the Company; (ii) the approval by the shareholders of the Company of the merger or consolidation of the Company with any other corporation; (iii) the sale of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company (other than, in each of (i) through (iv) above, a sale to or merger or consolidation with, or a liquidation or dissolution which results in the stock or assets of the Company being held by an affiliate of the Company or in which the stockholders of the Company immediately prior to such event own at least 65 percent of the resulting entity and no other Stockholder or group of stockholders of the entity involved in such transaction (other than the Company) owns more than fifteen percent of the resulting entity).

     1.5. "Code" means the Internal Revenue Code of 1986, as amended.

     1.6. "Committee" means the Committee appointed by the Board, or in lieu of such Committee, the Board's designee.

     1.7. "Company" means North American Mortgage Company, a corporation incorporated under the laws of the State of Delaware.

     1.8. "Comparable Position" means a position with at least the same level of Compensation, responsibilities, substantially the same benefits, and in the same immediate geographic area as a Named Executive's present position.

     1.9. "Compensation" means the amount per annum that a Named Executive was paid or provided by the Company as salary or wage, including deferred compensation, (excluding all bonuses, commissions, overtime, and other forms of special or incentive remuneration) immediately preceding the Termination.

     1.10 "Employer" means the Company and any of its subsidiaries.

     1.11. "Named Executive" means any employee actively performing services for the Employer on the date of Notice of Termination or the date of Termination who holds the title of President, Chief Executive Officer, Senior Vice President or Executive vice President.

     1.12. "Notice of Termination" means a written or oral notice that employment will be terminated, provided to the Named Executive by the Company or its representative at least two weeks prior to the date of Termination; provided, however, that a Termination will be deemed to occur without two weeks' notice so long as Section 3.1 hereof is complied with.

     1.13. "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section 28OG of the Code.

     1.14. "Plan" means this senior Executive Severance Pay Plan of North American Mortgage Company, as set forth in this document, and as it may be amended from time to time.

     1.15. "Release" means a written release, in form and substance satisfactory to the Committee, in its sole discretion, executed by a Named Executive who has been granted Severance Pay, releasing and discharging the Company, the Committee and any other persons from and against any claim, liability or obligation in respect of or arising out of the Named Executive's employment or Termination.

     1.16. "Severance Pay" means the amounts, if any, payable under Section 3.1 of this Plan to a Named Executive upon Termination.

     1.17. "Severance Percentage" means the percentage of a Named Executive's Compensation set forth on Exhibit A hereto.

     1.18. "Termination" Except as otherwise provided under a Termination Agreement, "Termination" means a Named Executive's involuntary termination of employment with the Employer without Cause; provided, however, that Termination shall not include any termination of employment by reason of death, disability or retirement of the Named Executive.

     1.19. "Termination Agreement" means that agreement by and between the Company and a Named Executive which provides for certain benefits upon the occurrence of certain terminations within one year following a Change of Control.

     1.20. "Severance Period" means that number of months equal to twelve multiplied by the Severance Percentage.


                             Section 2. Eligibility

     2.1. A Named Executive must have a minimum of ninety days of Service prior to the earlier of the date of Termination or the date Notice of Termination is issued to such Named Executive to be eligible to receive benefits under this Plan and must in fact not be employed by any Employer or any successor to any Employer (whether by merger, stock sale or the purchase of assets of any Employer or any business unit thereof). Notwithstanding anything to the contrary herein, no Named Executive shall be entitled to receive benefits under this Plan if the Named Executive has been offered a Comparable Position with any Employer or any successor to any Employer (whether by merger, stock sale, or the purchase of the assets of any Employer or any business unit thereof).


                               Section 3. Benefits

     3.1. (a) As soon as practicable after the date of Termination, a Named Executive eligible to receive benefits under this Plan shall receive Severance Pay in a lump sum amount equal to the Severance Percentage, multiplied by the sum of (i) such Named Executive's Compensation, plus (ii) such Named Executive's Average Bonus.

           (b) In addition to the amounts payable under Section 3.1(a) above, as soon as practicable after the date of Termination, if the Company failed to issue a Notice of Termination to the Named Executive, in lieu of such Notice of Termination, the Named Executive shall receive a lump sum amount equal to 2/52 of Severance Pay.

     3.2. Notwithstanding anything to the contrary in this Plan, under no circumstances may the aggregate Severance Pay granted to any Named Executive upon a Termination be paid unless the Committee has received a Release. If payments made pursuant to this Plan, when aggregated with any other payments made to you, are considered Parachute Payments which would result in a loss of deduction to the Employer under Section 280G of the Code, then payments under this Plan shall be limited to the greatest amount which may be paid to you under
Section 280G of the Code without causing any loss of deduction to the Employer under that Section. The limitations imposed by the foregoing sentence shall be computed by Ernst & Young, or in the event they decline, another "big six" accounting firm chosen by the Employer and reasonably acceptable to the Named Executive, and any expenses relating to such computation shall be borne by the Employer.

     3.3. The Named Executive shall be entitled to medical benefits and life insurance benefits under the same terms as if the Named Executive continued employment with the Employer for the twelve month period following Termination; provided, however, that to the extent the Named Executive is entitled to receive such benefits from the Company under any other plan or agreement, there shall be no duplication of such benefits.

     3.4. No Severance Pay or benefits shall be provided (or payments or benefits shall cease) if, between the date of Notice of Termination and the date of Termination, the Named Executive:

           (a) is found by the Company at any time to have engaged in an act or acts of willful malfeasance or nonfeasance of his duties; or

           (b) fails to perform any services requested of him by his employer, supervisor, or superior; or

           (c) demonstrates a deterioration in performance or misconduct which warrants termination of his employment; or

           (d) is offered or reassigned to a Comparable Position, or refuses to interview for any position with any Employer or any successor to any Employer (whether by merger, stock sale, or the purchase of the assets of any Employer or any business unit thereof).

     3.5. Any benefits provided pursuant to this Plan may be reduced by any amounts owed to the Employer by the Named Executive and any and all withholdings required by law or authorized by the Named Executive.


                        Section 4. Administration of Plan

     4.1. The Committee shall be the plan administrator. In addition to any other powers granted to the Committee under the Plan, the Committee shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; to establish claims and appeals procedures; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for severance pay arising under the Plan, including, without limitation, the determination of a termination for cause. Any decision or action of the Committee shall be final, conclusive and binding on all interested parties.

     4.2. The Company shall indemnify any individual who is an employee, officer or director of the Company, or his or her heirs and legal representatives, against all liability and reasonable expense (including reasonable counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties) incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to this Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

     5.1. The Board reserves the right, upon unanimous written consent or a majority vote of the directors present, in person or by telephone, at a meeting of the Board, to modify, amend or terminate the Plan in whole or part, without notice at any time, and benefits hereunder, whether in an individual case or more generally, may be altered, reduced, or eliminated by the Board. All modifications of or amendments to the Plan shall be in writing.

     5.2. Neither the establishment of the Plan nor any action of the Company, the Committee, or a fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, the Committee, or any fiduciary.

     5.3. Benefits payable under the Plan shall be paid out of the general assets of the Company, and are not required to be funded in any manner, although the Company may set aside amounts in respect of, or fund, benefits payable hereunder. Benefits payable to a Named Executive will represent an unsecured claim by such Named Executive against the general assets of the Company.

     5.4. Except to the extent required by law, benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, levy, attachment or other legal process, encumbrance, commutation or anticipation by the Named Executive and any attempt to do so shall be void.

         5.5. This Plan shall be interpreted and applied in accordance with the laws of the State of Delaware (without reference to rules relating to conflicts of laws), except to the extent superseded by applicable federal law.

                         NORTH AMERICAN MORTGAGE COMPANY
                       SENIOR EXECUTIVE SEVERANCE PAY PLAN

                                    EXHIBIT A

                              SEVERANCE PERCENTAGE



                  Chief Executive Officer                100%

                  Chief Operating Officer                100%

                  Executive Vice Presidents               75%

                  Senior Vice Presidents                  50%